SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                          UNITED INDUSTRIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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
October 1, 2002


Dear Institutional Shareholder:

United Industrial strongly disagrees with the conclusion reached by Institutional Shareholder Services ("ISS") that United Industrial shareholders should vote for Steel Partners' employee to replace either Richard R. Erkeneff, the Company's President and CEO, or Paul J. Hoeper, former Assistant Secretary of the Army and Deputy Under Secretary of Defense, on the Board of Directors. ISS' ANALYSIS, WE BELIEVE, FAILS TO PROPERLY CONSIDER A NUMBER OF IMPORTANT FACTS AND CIRCUMSTANCES, REACHING CONCLUSIONS THAT ARE BOTH FLAWED AND NAIVE. WE WANTED TO TAKE THIS OPPORTUNITY TO SET THE RECORD STRAIGHT.

We take particular issue with:

      o ISS' characterization of our process to sell the Company as "substandard." Although there can be no assurance the process will be successful, THE FACTS WILL SHOW WHY WE BELIEVE THE SALES PROCESS UNDERWAY IS THE RIGHT ONE TO MAXIMIZE SHAREHOLDER VALUE.

      o ISS' suggestion that having another Steel Partners' employee on the Board will hasten the sales process. STEEL PARTNERS HAS ADVOCATED REDOING THE SALES PROCESS WITH NEW PROCEDURES AT A TIME WHEN WE ARE ALREADY WELL DOWN THE ROAD TO A POTENTIAL SALE. MEANWHILE, AS WE EXPLAIN BELOW, STEEL PARTNERS' STRONG PRESENCE AT ECC INTERNATIONAL HAS NOT APPEARED TO HELP THAT COMPANY EXECUTE ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE.

      o ISS' implicit questioning of the United Industrial Board's commitment to creating shareholder value and its corporate governance practices. THE FACTS SHOW THAT UNITED INDUSTRIAL'S BOARD HAS CREATED SUBSTANTIAL SHAREHOLDER VALUE AND, IRONICALLY, ISS' OWN STATISTICS BEAR THIS OUT. FURTHERMORE, BY ISS' OWN CORPORATE GOVERNANCE METRICS (ITS "CORPORATE GOVERNANCE QUOTIENT"), UNITED INDUSTRIAL "OUTPERFORMED 86.6% OF THE COMPANIES IN THE RUSSELL 3000 AND 75.1% OF THE COMPANIES IN THE CAPITAL GOODS GROUP."

      o ISS' implicit questioning of United Industrial's leadership, when United Industrial has produced very substantial returns for its investors at a time when leading market indices have posted major losses. IN THE LAST YEAR ALONE, UNITED INDUSTRIAL'S STOCK PRICE HAS CLIMBED FROM $14.70 ON SEPTEMBER 28, 2001 TO $20.10 ON SEPTEMBER 27, 2002, AN INCREASE OF 37% (NOT INCLUDING THE PAYMENT OF DIVIDENDS).

1.    UNITED INDUSTRIAL'S SALES PROCESS NOW UNDERWAY

      o RIGOROUS, FOCUSED ON CREDIBLE BUYERS AND DESIGNED TO DELIVER MAXIMUM VALUE TO SHAREHOLDERS AS EXPEDITIOUSLY AS POSSIBLE

      o VETTED BY WACHOVIA SECURITIES, A LEADING INVESTMENT BANKER FOR MIDDLE MARKET DEFENSE COMPANIES

      o     APPROPRIATE AND LOGICAL

      BACKGROUND

      United Industrial's sales process has been developed by the Special Committee of the Board, the full Board and Wachovia Securities, a leading investment banker for middle market defense companies. And, it has followed an appropriate and logical path. Here are the facts:

      1. Wachovia was retained by the Board in spring 2001 to explore all alternatives to maximize shareholder value.

      2. The Board concluded, based on Wachovia's analysis, that a sale of the Company was the best avenue to maximize shareholder value, and the Board directed Wachovia to develop and oversee a sales process designed to deliver maximum value to shareholders as expeditiously as possible.

      3. Potential buyers for the Company made it clear in the summer of 2001 that they would not consider buying United Industrial until its transportation overhaul contracts were sold. The Company's bankers advised that these same potential buyers were among the most credible and most likely to pay the highest price for the Company, and that discussions with other potential buyers prior to the sale of the transportation contracts would likely result in inferior offers, if any.

      4. In March 2002, the Board reached an agreement to sell its transportation overhaul contracts to Alstom Transportation Inc., under which Alstom assumed all liabilities related to the underlying contracts. The Board insisted that the sale of the transportation contracts eliminate such liabilities in order to ensure the smooth sale of the rest of the business at the best possible price.

      5. United Industrial closed on the Alstom sale on July 26, 2002, as soon as Alstom received the necessary surety bonds to consummate the transaction. Alstom was delayed in obtaining the bonds largely due to the tremendous turmoil in those markets caused by the events of September 11.


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      6.    THE BOARD FORMALLY RESUMED THE ACTIVE AND AGGRESSIVE SALE OF THE
            ENTIRE BUSINESS IN AUGUST, after updating necessary financial and other information to include the sale of the transportation overhaul contracts. Led by Wachovia, this process is rigorous, focused on credible buyers and is designed to deliver maximum value to shareholders as quickly as possible, though there can no assurance of its success.

      7. WE ARE NOW ACTIVELY ENGAGED IN DISCUSSIONS AND DUE DILIGENCE SESSIONS WITH PROSPECTIVE BUYERS. We are leveraging the knowledge, experience and skills of Wachovia and of our Board and management team with the goal of concluding a potential sale at the best price as quickly as possible.

      WE BELIEVE UNITED INDUSTRIAL SHAREHOLDERS CAN BE BEST SERVED BY ALLOWING THIS LOGICAL PROCESS TO CONTINUE MOVING FORWARD WITHOUT DISRUPTION. AND, WE BELIEVE ISS SHOULD EXPLAIN TO ITS SUBSCRIBERS WHY UNITED INDUSTRIAL SHOULD IGNORE THE ADVICE OF ITS EXPERIENCED INVESTMENT BANKERS AND INSTEAD RELY ON STEEL PARTNERS' ADVICE.

      Let us make a few other observations about our sales process:

      o ISS' ANALYSIS DOES NOT APPEAR TO CONSIDER THE COMPLEXITIES OF DEALMAKING IN THE DEFENSE INDUSTRY, where experience and contacts matter and where strategic considerations dominate among a limited number of players. ALTHOUGH UNITED INDUSTRIAL DISCUSSED THESE ISSUES AT LENGTH WITH ISS, THEY ARE NOT ADDRESSED IN ISS' REPORT.

      o CONTRARY TO ISS' ANALYSIS, IT IS USUAL AND ENTIRELY APPROPRIATE THAT THE CEO SERVE ON THE SPECIAL COMMITTEE in order to ensure that the sales process will result in the best possible deal for the shareholders. While some committees should consist entirely of independent outside directors(1), it is simple common sense that a Special Committee to sell the company is not one of them. Our Special Committee consists of three independent outside Directors and our CEO, who we believe is uniquely qualified to evaluate potential business combinations and bids.

      o CONTRARY TO ISS' ANALYSIS AND STEEL PARTNERS' ALLEGATIONS, THE SPECIAL COMMITTEE HAS A VERY CLEAR MANDATE: SELL THE COMPANY AT THE BEST POSSIBLE PRICE AS EXPEDITIOUSLY AS POSSIBLE. The Committee has worked very closely with Wachovia and relied on its experience to


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(1) United Industrial's Audit and Compensation Committees, for example, consist entirely of independent Directors, as defined by ISS' own guidelines. The Directors intend to reconstitute the Nominating Committee to consist entirely of independent directors at the first Board meeting following the Annual Meeting of Shareholders.


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            ensure that mandate is achieved, although there can be no assurance.
            The process is proceeding at an expeditious pace.

      o CONTRARY TO ISS' ANALYSIS AND STEEL PARTNERS' ALLEGATIONS, MR. LICHTENSTEIN HAS BEEN FULLY INFORMED OF THE PROGRESS OF THE SALES PROCESS. Full Board meetings at which the sales process is reported upon and discussed are held at least monthly. IN THE INTERIM, MR. LICHTENSTEIN HAS HAD NUMEROUS ORAL DISCUSSIONS WITH THE CHAIRMAN REGARDING THE SALES PROCESS. Mr. Lichtenstein has full access to Wachovia and has had discussions with the investment bankers supervising the sales process. Similarly, he has received oral responses to his inquiries from the Company's CFO on topics of particular interest to him, including the sales process.

      o CONTRARY TO ISS' ANALYSIS AND STEEL PARTNERS' ALLEGATIONS, IT WAS ENTIRELY APPROPRIATE TO EXCLUDE MR. LICHTENSTEIN FROM THE SPECIAL COMMITTEE. Prior to the Special Committee being formed, he had in fact discussed a possible transaction between United Industrial and ECC International, a defense company in which Steel Partners owns approximately 30% of the stock and has had two Board seats since 1999. ECC is a direct competitor of United Industrial in the simulation and training market, including on the C-17 contract -one of United Industrial's key defense contracts.


2.    WHY WE DON'T BELIEVE STEEL PARTNERS CAN HASTEN A SALE

      o     STEEL PARTNERS HAS ADVOCATED REDOING THE SALES PROCESS WITH NEW
            PROCEDURES

      o IT DOES NOT APPEAR THAT STEEL PARTNERS HAS BEEN ABLE TO SUCCESSFULLY ASSIST ECC INTERNATIONAL IN EXECUTING ON ITS DECISION TO EXPLORE STRATEGIC ALTERNATIVES

United Industrial has invested substantial resources and time into the current sales process, led by Wachovia Securities. And, good progress is being made. We think that Steel Partners' advice that we redo the sales process with new procedures would put the value of our shareholders' investment at risk by potentially interrupting current discussions with prospective buyers. It also shows, we believe, a naive understanding of the dealmaking process and disregard for the resources already invested by the Company in the sales effort.

WE ALSO DISPUTE ISS' SUGGESTION THAT THE INVOLVEMENT OF STEEL PARTNERS' EMPLOYEE COULD HASTEN THE SALES PROCESS, PARTICULARLY IN LIGHT OF EVENTS AT ECC INTERNATIONAL. Steel Partners owns approximately 30% of ECC's outstanding stock


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
and has controlled two Board seats since 1999. In addition, a Steel Partners employee has been Interim CEO and President since June 2002.

On JANUARY 25, 2001, ECC announced the formation of a Strategic Planning Committee to evaluate various strategic alternatives for increasing stockholder value, including a sale of the company. MORE THAN 20 MONTHS HAVE NOW PASSED, AND THERE HAVE BEEN NO ANNOUNCEMENTS INDICATING THAT ECC IS EXECUTING ANY STRATEGIC ALTERNATIVES, INCLUDING A SALE. SINCE JANUARY 25, 2001, ECC's stock price has fallen from $3.50 to $2.70 on September 27, 2002, a decrease of 23% for ECC shareholders.

In its report, ISS characterizes Steel Partners' nominee as a "dealmaker," but does not cite any examples.


3.    THE BOARD'S RECORD ON CREATING SHAREHOLDER VALUE

      o THE UNITED INDUSTRIAL BOARD'S COMMITMENT TO ENHANCING SHAREHOLDER VALUE IS DEMONSTRATED BY ISS' OWN STATISTICS

The ISS analysis implicitly casts doubt on the incumbent Board's commitment to enhancing shareholder value. Perhaps they should have looked at their own statistics before coming to that conclusion.

Consider UIC's Performance Summary(2) contained in the ISS report:

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                               PERFORMANCE SUMMARY
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                                              1-YEAR       3-YEAR      5-YEAR
                                              ------       ------      ------

ANNUALIZED SHAREHOLDER RETURNS, COMPANY       45.65%       32.40%      22.33%

ANNUALIZED SHAREHOLDER RETURNS, INDEX         -15.44%      -1.57%      -0.22%

ANNUALIZED SHAREHOLDER RETURNS, PEER GROUP    -18.05%      1.49%       -0.90%

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Source: Bloomberg Business News



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(2) United Industrial has not sought permission to reproduce this chart. United
Industrial has not independently verified the numbers contained in the chart.


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
4.    THE BOARD'S RECORD ON CORPORATE GOVERNANCE

      o UNITED INDUSTRIAL BOARD'S COMMITMENT TO OUTSTANDING CORPORATE GOVERNANCE PRACTICES IS DEMONSTRATED BY ISS' OWN STATISTICS

Similarly, the ISS analysis implicitly and explicitly condemns the incumbent Board's commitment to good corporate governance practices. Perhaps ISS should have considered its own "Corporate Governance Quotient" ("CGQ") contained in the ISS Report.

The cover page of the Report shows that according to ISS's own corporate governance metrics, United Industrial "OUTPERFORMED 86.6% of the companies in the Russell 3,000 AND 75.1% of the companies in the Capital Goods group." (emphasis added)

We strongly urge you to vote FOR the Board's nominees on the WHITE proxy card.


Sincerely,


/s/ Harold S. Gelb           /s/ Susan Fein Zawel        /s/ Joseph S. Schneider
Harold S. Gelb               Susan Fein Zawel            Joseph S. Schneider


            /s/ Richard R. Erkeneff           /s/ Paul J. Hoeper
            Richard R. Erkeneff               Paul J. Hoeper














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